Exhibit 10.6

January 28th, 2017

William Lynch

Dear William:

Peloton Interactive, Inc. (together with its successors and assigns, the “Company”) is pleased to offer you employment (“Offer”) on the following terms:

1.    Position. Your title will be President of Peloton Interactive, Inc., and you will report to the Company’s Chief Executive Officer. This is a full-time position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.    Cash Compensation. The Company will pay you a starting salary at the rate of $500,000.00 per year, payable in accordance with the Company’s standard payroll schedule. This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time, but shall not be lower than $475,000.00 during your employment with the Company. Starting with the Company’s fiscal year 2017 (which begins March 1, 2017), you will also be eligible for an annual bonus (the “Annual Bonus”) with a target of 100% of your base salary (“Target Bonus”). The actual Annual Bonus payout will be based on achievement of performance goals to be determined by the Company’s Board of Directors or its Compensation Committee. For fiscal year 2017, such performance goals will be provided no later than three (3) months from your start date and shall be provided to you in writing. The actual Annual Bonus payout may be higher or lower than the Target Bonus. The Annual Bonus, if any, will be payable within 2 1⁄2 months following the end of the Company’s fiscal year (currently February 28) to which it relates. Except as set forth in Section 5 below, the Annual Bonus will be payable only if you are employed on the last day of the Company’s fiscal year.

3.    Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time. The Company understands that you principally reside in Virginia, and the Company will reimburse you in accordance with Company travel policies (which are subject to change by the Company at any time) for travel expenses from Virginia to New York, or wherever employee is needed to fulfill duties as President. You acknowledge and agree the Company has full discretion to determine whether and to what extent these arrangements result in compensation to you and whether any tax withholding is appropriate.

4.    Stock Options.

(a)    Subject to the approval of the Company’s Board of Directors or its Compensation Committee, you will be granted an option (in the form of incentive stock options, to the extent permissible under applicable law) to purchase a number of shares of the Company’s Common Stock (the “Option”) equal to 1.5% of the fully-diluted capitalization of the Company calculated as of the final closing of the Company’s contemplated Series E financing and including shares reserved under the Company’s 2015 Stock Plan (the “Plan”). The exercise price per share of the Option will be determined by the Board of Directors or the Compensation Committee when the Option is granted. The Option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and your individual Stock Option Agreement, provided however, if there are any discrepancies between this Offer and the Plan, the terms of this Offer shall supersede and govern your rights under the Plan. You will vest in 25% of the Option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in your individual Stock Option Agreement. In addition, (i) if your employment is terminated without Cause (as defined below) or you resign for Good Reason (as defined below), you will vest in such number of shares that otherwise would be vested if you had an additional 12 months of continued service with the Company (the “Standard Acceleration”); and (ii) notwithstanding clause (i), if the Company is subject to a Change in Control (as defined below) before your service terminates and your employment is terminated without Cause or you resign for Good Reason within 12 months following such Change in Control or in the period after a definitive agreement is executed which results in a Change in Control, 100% of the Option shares will vest (the “Change in Control Acceleration”).

(b)    For purposes of this Agreement, “Change in Control” is defined as (i) the consummation of a merger or consolidation of the Company with or into another entity; or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a “Change in Control” if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to the merger or consolidation.

5.    Termination Without Cause or Resignation for Good Reason.

(a)    If your employment with the Company is terminated by the Company without Cause, or in the event of your resignation for Good Reason, then, subject to the conditions set forth in this Section 5, you will become eligible to receive (i) severance pay in an aggregate amount equal to twelve (12) months of your Base Salary, to be paid in equal installments at your then Base Salary rate (determined without regard to any reduction giving rise to your right to resign for Good Reason) in accordance with the Company’s regular payroll cycle for 12 months following the date of your termination of employment; (ii) if you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following your termination of employment, then the Company will pay the same portion of your monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (x) the close of the twelve-month period following your termination of employment, (y) the expiration of your continuation coverage under COBRA or (z) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; provided that, to the extent the Company would otherwise be subject to penalty under applicable law or regulation due to this clause (ii), the Company may instead pay you a monthly payment, regardless of whether or not you elect COBRA, equal to the monthly premium for you and your dependents under the Company’s health insurance plans as of the date of your termination; (iii) if your Annual Bonus for the fiscal year prior to the fiscal year in which your termination occurs is unpaid as of the date of your termination of employment, payment of such prior fiscal year’s Annual Bonus based on actual achievement against target performance goals, payable at the same time as bonuses are paid to executives generally with respect to the applicable fiscal year; (iv) payment of a pro-rated portion of the Annual Bonus for the fiscal year in which your termination of employment occurs, based on actual performance against target performance goals, payable at the same time as bonuses are paid to executives generally with respect to the applicable fiscal year; and (v) the Standard Acceleration or Change in Control Acceleration, as applicable ((i) through (v) collectively, “Severance Pay”). The salary continuation payments in (i) above will commence within 60 days after your termination date and, once they commence, will include any unpaid amounts accrued from the termination date; provided that, if the 60 day-period described in the preceding clause spans two calendar years, then the payments will in any event begin in the second calendar year.

(b)    For purposes of this Agreement, “Cause” is defined as any of the following: (i) any act or omission that constitutes a material breach by you of your obligations under this Agreement or any other agreement between you and the Company; (ii) your failure or refusal to perform the lawful duties required of you as an employee of the Company to the reasonable satisfaction of the Company; (iii) any material violation by you of any (x) reasonable written policy, rule or regulation of the Company or (y) any law or regulation applicable to the business of the Company; (iv) your act or omission constituting fraud, dishonesty, breach of fiduciary duty, gross negligence, willful misconduct or intentional misrepresentation in relation to your duties to the Company, or any of its respective customers, suppliers or other material business relations; or (v) your conviction of, or plea of guilty or nolo contendere to, any crime which constitutes a felony or crime of moral turpitude.

(c)    For purposes of this Agreement, “Good Reason” is defined as any of the following occurring without your prior written consent: (i) relocation of your primary workplace by more than 50 miles from New York City, New York, which relocation results in an increase in your one-way travel time from your home to such workplace by more than two (2) hours, (ii) a significant diminution of job function, reporting relationship or scope, including, without limitation (x) removal of you from the position of the President of the Company, provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause (ii)(x) as long as you remain President of the business line, subsidiary or division represented by the Company’s business or (y) your failure to report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the Company, provided that, following a Change in Control, it shall not be Good Reason pursuant to this clause (ii)(y) as long as you report directly to the Chief Executive Officer (or principal executive officer, regardless of title) of the business line, subsidiary or division represented by the Company’s business or (iii) a decrease of more than 5% in base salary compensation or your Target Bonus opportunity as a percentage of your base salary, in each case, provided that you provide notice of such circumstances to the Company’s Chief Executive Officer (or principal executive officer, regardless of title) within 90 days of such circumstances’ occurrence, the Company fails to cure such circumstances within 30 days of receipt of such notice and you resign within 180 days of such circumstances coming into existence.

(d)    Except as set forth herein, the Severance Pay does not entitle you to any ongoing benefits from the Company and you will not be an employee of the Company for any purpose during any period that you are receiving Severance Pay. In order to receive Severance Pay, you must: (i) sign and deliver to the Company a full general release of all claims prepared by the Company (the “General Release”), and any revocation period, if any, applicable to the General Release must have expired, each within the time period specified by the Company, (ii) cooperate with the orderly transfer of your duties as requested by the Company and; (iii) return all Company property by a date specified by the Company. For the avoidance of doubt, upon any termination of your employment you shall be entitled to payment of your Base Salary through your termination date, payment of any accrued but unused vacation days (if required by law and only to the extent you have any vacation days accrued in accordance with the Company’s then-current vacation policy), reimbursement of any unreimbursed business expenses, and any vested benefits or entitlements pursuant to any applicable Company plan, policy or other agreement. All Severance Pay or other post-termination compensation is, in each case, subject to required withholding.

6.    Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s Proprietary Information and Inventions Agreement, a copy of which will be provided contemporaneously with this Offer.

7.    Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. The “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

8.    Tax Matters.

(a)    Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

(b)    Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

(c)    Section 409A. It is the intent of the parties that this Agreement is interpreted such that it is either exempt from or complies with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner which does not impose any additional taxes, interest or penalties on you pursuant to Section 409A of the Code and its implementing notices and regulations and it shall be interpreted consistent with this intent. Each salary continuation payment under Section 5 is hereby designated as a separate payment. Notwithstanding any other provision of this Agreement to the contrary, any payment or benefit described herein which represents a “deferral of compensation” within the meaning of Section 409A of the Code shall only be paid or provided to you if you have incurred a “separation from service” in accordance with Section 409A of the Code. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under Section 5, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (x) expiration of the six-month period measured from your “separation from service” date or (y) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

9.    Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by New York law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in New York in connection with any Dispute or any claim related to any Dispute. This Agreement shall be binding upon and inure to the benefit of the Company and you and your respective successors and assigns.

* * * *

We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed Proprietary Information and Inventions Agreement and returning them to me. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Your employment is also contingent upon completing a background check and you starting work with the Company on or before February 9, 2017.

SIGNATURE ON NEXT PAGE

If you have any questions, please feel free to reach out.

Kind Regards, PELOTON INTERACTIVE, INC.

/s/ John Foley
By:	John Foley
Title:	Chief Executive Officer

I have read and accept this employment offer:

/s/ William Lynch
Signature of Employee

Dated:	1/28/2017